[OBJECT OMITTED]

Contacts:   T. Scott Cobb                              Michael J. Boling, CPA
            President and Chief Executive Officer      Executive Vice President,
            901-754-6577                               Chief Financial
                                                       Officer, and Treasurer
                                                       901-754-6577

EXHIBIT 99.1

     SCB Computer Technology, Inc. Announces Fourth Quarter and Year Ended April 30, 2003 Operation Results Projects Earnings per Share of $0.10-$0.15 for Current Fiscal Year Memphis, TN June 19, 2003--SCB Computer Technology, Inc. (OTCBB: SCBI) today announced financial results for the fourth quarter and year ended April 30, 2003, posting its eighth consecutive profitable quarter and also showing a profit for the year.

Revenue reached $28.1 million in the fourth quarter ended April 30, 2003, compared with $24.1 million in the prior year period. This includes $9.0 million from the acquisition of Remtech Services, Inc., which closed February 1, 2003.

Fourth quarter pre-tax income increased 100% to $1.2 million from $0.6 million year-on-year. Net income totaled $1.4 million, or $0.06 per fully diluted share, for the fourth quarter ended April 30, 2003 versus a net income of $3.2 million, or $0.13 per fully diluted share, for the prior year's quarter. Net income per share in the fourth quarter of 2003 and 2002 was increased by $0.03 and $0.12, respectively, due to an adjustment reducing income tax expense reflecting the Company's ability to realize the tax benefits of previously incurred operating losses. Without this income tax adjustment, net income per share would be $0.03 and $0.01 in fourth quarter of 2003 and 2002, respectively.

Year-end, revenue was $90.6 million compared with $105.1 million the prior year period, a 14% decrease, due to a similar decline in billable headcount during the year ended April 30, 2003. Pre-tax income increased 17% to $3.5 million from $3.0 million. Net income totaled to $2.8 million, or $0.11 per fully diluted share, versus $4.7 million, or $0.19 per fully diluted share, in the prior year period. Net income per share in fiscal 2003 and 2002 was increased by $0.03 and $0.12, respectively, due to an adjustment reducing income tax expense reflecting the Company's ability to realize the tax benefits of previously incurred operating losses. Without this income tax adjustment, net income per share would be $0.08 and $0.07 in fiscal year 2003 and 2002, respectively.

"This is our eighth consecutive profitable quarter, reflecting the focus and strong commitment of our employees and management team to build a company that, despite a trying economic environment, our shareholders will be proud of," said
T. Scott Cobb, President and Chief Executive Officer. "The acquisition of Remtech Services has been immediately accretive to our operations and is an example of our expanded emphasis in governmental IT services. We continue to implement our strategic plan to increase our position in the $100 billion-plus government IT services market, and we are looking forward to completing our previously announced acquisition of National Systems and Research Co. ("NSR")."

Effective February 1, 2003 the Company acquired RSI. During the fourth quarter of fiscal 2003 RSI generated $9.0 million in revenue and $0.01 in net income per share. These figures are included in the above consolidated results.

Additionally, on May 28, 2003 the Company announced it had signed a stock purchase agreement to acquire NSR. As previously indicated the Company expects to complete this acquisition no later than August 29, 2003 based upon the satisfaction of several closing conditions including the resolution of certain legal matters and finalization of the financing. When finalized, the total backlog for the Company excluding professional staffing will increase to approximately $330 million.

Michael J. Boling, Executive Vice President and Chief Financial Officer, said, "Cash flow from operating activities increased 42% for the year just ended. We are committed to reducing our leverage as quickly as possible. However, when we are presented with acquisition opportunities such as RSI and NSR that will accelerate the implementation of our plan, we are willing to appropriately assume additional leverage."

Scott Cobb went on to say, "In this economy it is very difficult to predict the future. We are pleased that our operating results continue to be within the guidance we have previously provided the market."

First Quarter and 2004 Fiscal Year Guidance

The Company expects revenue to be in the range of $25 million to $27 million and net income to be in the range of $.01 to $.03 per fully diluted share in the first quarter of fiscal 2004. For the fiscal year ending April 30, 2004, the Company expects that revenue will be in the range of $125 million to $145 million and net income in the range of $0.10 to $0.15 per fully diluted share. This estimate includes the estimated results of the NSR acquisition which is subject to the satisfaction of several closing conditions including the resolution of certain legal matters and finalization of the financing.

Earnings Conference Call

The Company will conduct a conference call on Thursday, June 19, 2003, starting at 3:00 p.m. (Eastern Standard Time) to discuss the financial results. To hear the Company's call, dial (888) 335-6674. The conference call will also be available over the internet at http://SCB.com/investor and http://www.streetevents.com. The on-line replay will follow immediately and continue for 30 days. To hear the recorded call, dial (877) 519-4471 in the US or (973) 341-3080 from outside the US, using the PIN number 4003343.


SCB Computer Technology, Inc. is a leading provider of information technology management and technical services to state and local governments, and commercial enterprises, including a number of Fortune 500 companies. For additional information, visit SCB's home page at http://www.scb.com.


Certain statements in this press release relate to future expectations and as such are forward looking statements involving known and unknown risks and uncertainties. All statements other than statements of historical fact made in this press release are forward-looking statements. Forward-looking statements reflect management's current assumptions, beliefs, and expectations and are subject to risks and uncertainties, including the Company's ability to successfully integrate Remtech Services, Inc. business; ;the Company's increased leveraged position as a result of the Remtech Services, Inc. acquisition; the Company's ability to complete the acquisition of National Systems & Research Co.; the Company's ability to successfully integrate National Systems & Research Co. business; the ability of the Company to service its debt; the Company's ability to pursue business strategies; the renewal of federal and state contracts; pricing pressures; the Company's ability to attract and retain qualified professionals; industry competition; the ability of the Company to integrate future acquisitions successfully; and other factors discussed in the Company's filings with the Securities and Exchange Commission (including the company's annual report on Form 10-K for the fiscal year ended April 30, 2002), that could cause actual results to differ materially from historical or anticipated results. The Company undertakes no obligation to update the forward-looking information except as required by law.

                          SCB COMPUTER TECHNOLOGY, INC.
                              Financial Highlights
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                   Three Months Ended                    Year Ended
------------------------------------------------------------------------      ------------------------------
                                               4/30/03               4/30/02         4/30/03             4/30/02
--------------------------------------------------------         -------------   --------------      -------------

Revenue                                    $      28,066         $      24,136   $      90,547       $     105,102
Cost of services                                  21,475                17,941          68,475              77,974
                                           -------------         -------------   -------------       -------------
      Gross profit                                 6,591                6,195           22,072              27,128

Sales, general and administrative expenses         5,371                 5,387          18,032              22,783
                                           -------------         -------------   -------------       -------------
Income from operations                             1,220                   808           4,040               4,345
Interest expense, net                                113                   286             868               1,837
Other income, net                                     74                    40             298                 503
                                           -------------         -------------   -------------       -------------
Income before income taxes                         1,181                   562           3,470               3,011
Income tax expense (benefit)                        (239)               (2,651)            665              (1,684)
                                           -----------------      -------------  -------------       --------------
Net income                                 $       1,420         $       3,213   $       2,805       $       4,695
                                           =============          ============   ==============      =============

Net income per share:
      Basic                                $        0.06         $        0.13   $          0.11     $         0.19
                                           ===============       =============   ===============     ==============
      Diluted                              $        0.06         $        0.13   $         0.11      $         0.19
                                           ===============       =============   ==============      ==============

Weighted average number of common shares:
          Basic                                   24,390                24,985           24,647             24,985
                                           =============         =============     ============       ============
          Diluted                                 24,785                25,187               24,949         25,167
                                           =============         =============     ================   ============


                        Selected Balance Sheet Highlights
                                                    4/30/03            4/30/02
-------------------------------------------------------------       -----------
Cash                                              $     1,112       $        354
Working Capital                                   $     3,527       $      5,615
Total assets                                      $    53,155       $     41,377
Long-term debt (excluding non-recourse debt)      $    21,882       $     14,578
Tangible shareholders' equity                     $    20,452       $     18,115
Shareholders' equity                              $    20,452       $     18,115